Exhibit 99.1

The First Bancorp Declares First Quarter Dividend
DAMARISCOTTA, ME, March 26, 2026--(BUSINESS WIRE)--The First Bancorp (NASDAQ: FNLC), the parent company of First National Bank, today declared a quarterly cash dividend of 37 cents per share. This first quarter dividend is payable April 17, 2026 to shareholders of record as of April 7, 2026.
"The Board of Directors is pleased to authorize a dividend of 37 cents per share for the first quarter of 2026," remarked President & Chief Executive Officer, Tony C. McKim. "Based on a closing price of $27.88 per share on March 25, 2026, the annualized dividend of $1.48 per share represents an attractive yield of 5.31%."
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for First National Bank. Founded in 1864, the Bank serves Mid-Coast and Down East Maine with eighteen offices in Lincoln, Knox, Hancock, Penobscot, Waldo and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First National Wealth Management, a division of First National Bank, provides investment management and trust services from five offices in Lincoln, Knox, Penobscot and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

Category: Dividends
Source: The First Bancorp
The First Bancorp
Richard M. Elder, EVP, Chief Financial Officer
207-563-3195
rick.elder@thefirst.com